August 6, 2004

Global Industries, Ltd.

8000 Global Drive

Carlyss, Louisiana 70665

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States) of the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended March 31, 2004 and 2003 and June 30, 2004 and 2003, as indicated in our reports dated May 7, 2004 and August 6, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, are incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Form S-8 and in Registration No. 333-86325 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New Orleans, Louisiana